To,

Hypgen Inc. (fka Mega Bridge inc.)

State of Nevada,

USA.

Subject: Consent to File, to Add As Exhibit 23.1

Dear Sir,

We being a predecessor auditor to the company provide you the consent to use, through incorporation of our audit report dated August 28, 2017 to the shareholder of the company on the following financial statements:

• Balance sheet as of May 31, 2017

• Statements of operations, stockholders' equity, and cash flows for the fiscal year ended May 31, 2017.

This letter is provided solely for the purpose of assisting the SEC fillings and also to assist securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken upon relying on this letter.

Thanking you

For Bharat Parikh & Associates Chartered Accountants /s/ Bharat Parikh CA Bharat Parikh (Senior Managing Partner) Registered with PCAOB Date: -12/05/2017 Place:- Vadodara, Gujarat, India

CHARTERED ACCOUNTANTS

Head Office: 509-508, Shriram Chambers, R.C.Dutt Rd., Alkapuri, Vadodara-390007, Gujarat India

Branches: India - Ahmedabad, Mumbai, Delhi

Overseas - Texas, U.S.A.

Email: bharat.parikh@bpaca.com, info@bpaca.com Website: www.bpaca.com